Exhibit 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE AND WAIVER OF CLAIMS

This Transition Agreement and General Release and Waiver of Claims (hereafter “Agreement”) is entered into by and between PQ Corporation, a Pennsylvania corporation (the “Company”‘), and Scott Randolph (the “Executive”).

In consideration of the mutual promises and covenants contained herein and the Severance Agreement dated as of August 31, 2017 (the “Severance Agreement”), as modified in Schedule A attached hereto, and other good and valuable consideration the receipt of which hereby is acknowledged, the parties agree as follows:

Section 1.Separation from Employment. (a) Executive’s employment will end, and this Agreement will become effective, only upon the closing, if any, of the current transaction involving the sale of Potters Industries, LLC (the “Transaction,” with the effective date being referred to as the "Separation Date"). Effective on his Separation Date, Executive’s employment with the Company will cease subject to the terms and conditions hereinafter set forth. Between the date on which Executive signs this Agreement and the Separation Date, Executive will continue to report to work on a regular basis and perform his regular duties, unless the Company determines that Executive no longer has to report on a full-time or regular basis, in which case the Company will continue to pay Executive his regular salary and maintain his benefits through the Separation Date). Between the date of this Agreement and the Separation Date, Executive is entitled to take all accrued but unused vacation time and/or paid time off. During that time period, the Company will also continue to pay Executive his regular salary and maintain his regular benefits. The Company will also pay Executive for all properly reported and reimbursable expenses incurred prior to the Separation date.

(b)Current Equity Interests. Except as modified in Schedule A, to the extent that Executive currently owns vested and/or unvested Shares/Options of the Company or its parent or affiliates, Executive understands that those Shares/Options are subject to the relevant equity incentive plan and the Restrictive Agreements he previously executed. Furthermore, the eligibility for vesting of any unvested Shares/Options which Executive currently holds is subject to the terms of the relevant plan and those agreements, as amended by this Agreement.

Section 2.Release and Waiver of Claims. In consideration of the payments, benefits, and other consideration to be provided to Executive under Section 3.01(d) of the Severance Agreement, in accordance with Schedule A attached hereto and incorporated by reference herein, which payments, benefits and other consideration will be effective on and after the Separation Date, Executive, for the Executive and Executive’s family, heirs, executors, administrators, legal representatives, and their respective successors and assigns (the “Related Parties”), hereby releases and forever discharges the Company, and all of its parents (including but not limited to PQ Group Holdings, Inc.), affiliates, subsidiaries, divisions and joint ventures, and their respective officers, directors, employees, agents, parents, stockholders, representatives, employee benefit plans and their successors and assigns (collectively, “Company Entity” or “Company Entities”), from all rights, claims, demands, suits, causes of action of any kind or nature whatsoever, known or unknown, in law or in equity the Executive ever had, has or may have or which the Related Parties may have, arising at any time on or before the date hereof, based on or arising out of the Executive’s dealings with any Company Entity, including but not limited to any claims arising out of the Executive’s employment with any Company Entity or the decision to terminate that employment on the Separation Date, including without limitation any claims under the Severance Agreement, or based on any services provided to any Company Entity by the Executive other than pursuant to an employment relationship with any Company Entity. This includes a release of any and all rights, claims or demands the Executive may have, whether known or unknown, under the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by the Executive of any claims for wrongful discharge or discrimination under any statute, rule, regulation or under the common law, including, without limitation, the Sarbanes-Oxley Act.

Section 3.Rights Not Released or Waived. This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing. Executive understands that the release does not include and the parties hereto expressly reserve: (i) any claim that cannot be released or waived as a matter of law; (ii) any claim for or right to vested benefits in accordance with the Company’s employee benefit plans and equity arrangements, including but not limited to any pension or retirement account benefits, but specifically excluding, among other plans, any other severance plan or policy; (iii) any right to enforce any term of this Agreement and any surviving provisions of the Severance Agreement; (iv) any claims based on acts or events occurring after Executive signs this Agreement, except for claims arising from Executive’s employment or termination of employment with Company, up to and through the date Executive signs this Agreement; (v) any claims with respect to indemnification or coverage under directors’ and officers’ liability insurance or any challenge to the validity of the Agreement; (vi) the right to file a charge or complaint with, or provide testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”) and to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), or to provide documents and make other disclosures protected under the whistleblower provisions of state or federal law or regulation (including but not limited to the Security and Exchange Act); or (vii) the right to receive any financial awards from OSHA or the SEC for reporting possible violations of federal law or regulation in cases where the law prohibits employees from waiving their rights to receive such payments.

Section 4.Section 409A. Executive understand that, if Executive is determined to be a “specified employee” under Section 409A of the Internal Revenue Code (“IRC”), Executive will incur adverse tax consequences if Executive’s separation benefits which are not otherwise excluded under 409A begin within six months of the Separation Date. Because of those tax consequences, Executive is hereby informed to consult with an attorney of his choice (and at his expense) to determine whether Executive is a “specified employee.” Notwithstanding anything in this Agreement or the Severance Agreement to the contrary, if Executive informs the Company in writing prior to the Separation Date that he considers himself to be a “specified employee” under Section 409A, the Company agrees not to make the first payment to Executive until six months after the Separation Date, but that the first payment to be made to Executive after the six month waiting period will include all separation pay that Executive would have received during the waiting period, less applicable taxes and withholdings, had the transition benefits been paid immediately from the Separation Date.

Section 5.Affirmations. (a) Executive represents and agrees by signing this Agreement that he has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Company and has no known workplace injuries or occupational diseases.

(b)Executive further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Executive may be entitled and that no other leave (paid or unpaid), compensation (including but not limited to severance pay), wages, bonuses and/or commissions are due to Executive through the date he signs this Agreement, except as provided under Article III of the Severance Agreement.

(c)If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action including a claim or course of action released in Section 2 of this Agreement, Executive agrees not to accept, recover or receive any monetary damages or other relief from or in connection with such claim or cause of action, including but not limited to from charges filed with the EEOC.

(d)The separation pay set forth in Schedule A being received by Executive is compensation that Executive is not entitled to receive in the absence of executing this Agreement.

(e)Executive acknowledges and agrees that he remains bound by the restrictions contained in Article IV and V of the Severance Agreement after the Separation Date.

Section 6.Release and Waiver of Claims Under the Age Discrimination in Employment Act. Executive acknowledges that the Company has encouraged the Executive to consult with an attorney of the Executive’s choosing, at Executive’s expense, and, through this Agreement, encourages the Executive to consult with an attorney with respect to any possible claims the Executive may have, including claims under the ADEA, as well as under the other federal, state and local laws described in Section 2 hereof. Executive understands that by signing this Agreement Executive is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 1 hereof that may have existed on or prior to the date hereof.

Section 7.Waiting Period and Revocation Period. Executive hereby acknowledges that the Company has informed Executive that Executive has up to twenty (21) days to consider this Agreement and Executive may knowingly and voluntarily waive that 21 day period by signing this Agreement earlier. Executive also understands that Executive shall have seven (7) days following the date on which Executive signs this Agreement within which to revoke it by providing a written notice of revocation to the Company by hand delivering or mailing it to William J. Sichko, Jr. Esq., 300 Lindenwood Drive, Valleybrooke Corporate Center, Malvern, PA, 193551740, post-marked within the seven day period.

Section 8.Acceptance. To accept this Agreement, the Executive shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the twenty-one (21) day period commencing on the date Executive receives this Agreement, without extension of any kind (including by mutual agreement of the parties), and provided Executive does not deliver written revocation to the Company within seven (7) days after such execution.

Section 9.Confidentiality. To the extent this Agreement and its terms are not otherwise subject to public disclosure, Executive will keep this Agreement and its terms (other than the fact that Executive’s employment ended effective on the Separation Date) confidential and will not disclose such information to anyone other than Executive’s immediate family and professional advisors, each of whom must, as a condition to the disclosure, agree to keep the information confidential. Executive will be responsible for any breach of this Section by Executive’s immediate family members and professional advisors. Notwithstanding the foregoing, this Agreement does not prohibit Executive from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Section 2. In addition, nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity as set forth in Section 2 above.

Section 10.No Disparagement. Executive has not from the date Executive was given this Agreement and will not in the future make any defamatory or disparaging statements to any third parties regarding any Company Entities, or any of their employees, officers, or board members, as well as the Company’s products, services and methods of operations. Notwithstanding the foregoing, this Agreement does not prohibit Executive from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Executive under Section 2. In addition, nothing in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity as set forth in Section 3 above.

Section 11.No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.

Section 12.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or email will constitute binding execution of this Agreement.

Section 13.Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement. Executive may not assign or transfer any payment obligations under this Agreement. Notwithstanding the foregoing, if Executive dies while payments are still owed to him under this Agreement, those payments will be paid to his spouse, if she survives him and otherwise to his estate.

Section 14.Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

Section 15.Further Assurances. Executive agrees to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.

Section 16.Cooperation. Executive will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Executive’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Executive’s employment with the Company, cooperate to the fullest extent possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company. To the extent that Executive incurs (i) travel-related expenses, (ii) out-of-pocket expenses, and/or (iii) loss of wages as a result of Executive’s cooperation with the Company as contemplated by this Section, the Company will reimburse Executive for such expenses, provided they are reasonable and were approved by the Company in advance.

Section 17.Entire Agreement. Except for Articles IV and V of the Severance Agreement, which remain in full force and effect, this Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement. All provisions and portions of this Agreement are severable. If any provision or portion of this Agreement or the application of any provision or portion of this Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

Section 18.Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the Executive has executed this Transition Agreement and General Release and Waiver of Claims.

/s/ Scott Randolph			Date	December 16, 2020
Scott Randolph

PQ CORPORATION:
By:	/s/ William J. Sichko, Jr.	December 16, 2020
	William J. Sichko, Jr.	Date

SCHEDULE A

Detail of Scott Randolph’s Payments under the Severance Agreement

The following schedule assumes: (1) Mr. Randolph is being terminated by PQ, rather than voluntarily resigning; (2) the termination is not part of a change of control of PQ Group Holdings, Inc., (3) the termination occurs in December, 2020 (“the “Termination Date”); (4) Mr. Randolph’s current annual salary is $495,000; (5) his target bonus is equal to 75% of his annual salary; and (6) Mr. Randolph’s pay and benefits, including his Annual Bonus, if any, for 2020 will be paid by the successor to Potters Industries, LLC (“the Successor”).1 Based on the foregoing assumptions, and conditioned on the current transaction involving the sale of Potters Industries, LLC (the “Transaction”) being successfully completed, Mr. Randolph will be paid or receive the following benefits:

1.A payment equal to $1,732,500, less applicable withholdings and deductions, payable on the 60th day following the Termination Date. This total is based on the following calculation:

a.Section 3.01(d)(2) of the Severance Agreement calls for a payment equal to two times his (i) base annual salary plus (ii) his target bonus. His annual salary is $495,000. His target bonus is $371,250 (75% of his base annual salary). The total of those two equals $866,250. Multiplying that number by two gets to the total amount to be paid.

2.In recognition of Executive’s contributions to PQ’s success and because PQ wants his transition to the successor to Potters Industries, LLC (“Potters”) to continue to be smooth and fair, at the request of PQ’s CEO, the Compensation Committee of the Board has agreed that Mr. Randolph’s equity grants will be amended to allow them to vest or be exercised for a certain period of time after the Transaction. Specifically, the Compensation Committee has approved the changes and, therefore, depending on the type of equity Mr. Randolph holds, the following will apply:

•Unvested MOI shares: These shares will be eligible to vest during the 2-year period following the closing date of the Transaction (the PQG stock plan allows 6 months) if the MOI target is met during that time.
•Vested Options: Mr. Randolph will have a period of 2 years from the date of the Transaction (the PQG stock plan allows 6 months) to exercise options that are already vested. If these vested options are not exercised during that time period, they will expire.
•Unvested RSUs: Any unvested RSU’s as of the date of the Transaction will be eligible to vest during the 2-year period following the closing date of the Transaction, instead of being forfeited as provided in the PQG stock plan.
•Unvested PSUs: Any unvested RSU’s as of the date of the Transaction will be eligible to vest during the 1-year period following the closing date of the Transaction.

a.The amendments to Mr. Randolph’s equity grants set forth in this Section 2 of Schedule A are further conditioned on Mr. Randolph’s continued employment with the Successor during the time periods outlined above. If Mr. Randolph voluntarily resigns from Potters, or is terminated for cause, then he will immediately forfeit any further equity benefits that set forth in this Schedule. By way of explanation, if Mr. Randolph voluntarily resigns or is terminated for cause by the Successor three months after the closing of the Transaction, he will retain the sixth month periods in the PQG stock plan described in the first two bullets above. If Mr. Randolph voluntarily resigns or is terminated for cause by the Successor twelve months after the closing of the Transaction, he will retain any shares that were vested prior to that date, as well as any options that he exercised, but will not be entitled to any further vesting or exercise rights after the separation date.

1Because the Successor will pay his compensation and benefits, including his Annual Bonus, if any, Mr. Randolph understands and agrees that PQ Corporation will not pay the “accrued benefits,” the pro rata Annual Bonus, or the Continued Health Benefits as set forth in the PQ Corporation Severance Agreement.